Exhibit 4.19.2

Continuing Connected Transactions Third Supplemental Agreement

This Agreement is made as of August 24, 2012, in Beijing by and between:

Party A: China Petrochemical Corporation (“Sinopec Group Company”), a state-owned enterprise organized and validly existing under the Chinese laws, duly authorized to represent its subsidiaries and associates; and

Party B: China Petroleum & Chemical Corporation (“Sinopec Corp.”), a joint stock company organized and validly existing under Chinese laws, duly authorized to represent its subsidiaries and associates.

WHEREAS:

1.                          Party A is the controlling shareholder of Party B, and both Parties have entered into certain Mutual Supply Agreement, Land Use Rights Lease Agreement, Community Services Agreement, SPI Fund Document, Property Lease Agreement, Intellectual Property License Agreements, and Agency Agreement dated June 3, 2000 (collectively, the “Continuing Connected Transaction Agreements”);

2.                          The Parties have entered into a Continuing Connected Transaction First Supplemental Agreement dated March 31, 2006, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended; and

3.                          The Parties have entered into a Continuing Connected Transaction Second Supplemental Agreement dated August 21, 2009, whereby certain terms and conditions of the Continuing Connected Transaction Agreements are amended.

4.                          The Parties hereby enter into this Continuing Connected Transaction Third Supplemental Agreement dated August 24, 2012.

NOW, THEREFORE, the Parties agree as follows:

1.                          DEFINITIONS

Unless otherwise defined in the context, in this Agreement (including the recitals),

“associates”	has the meaning ascribed to it in the HK Listing Rules;

“HK Listing Rules”	means the Rules Governing the Listing of Securities on the Stock Exchange;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Mutual Supply Agreement”	means the mutual supply agreement dated June 3, 2000 (as amended) regarding the provision of a range of products and services from time to time;

“Land Use Rights Lease Agreement”	means the land use rights lease agreement dated June 3, 2000 (as amended) regarding the lease of certain land use rights between the Parties;

“Community Services Agreement”	means the community services agreement dated June 3, 2000 (as amended) regarding the provision of certain cultural, educational, hygiene and community services between the Parties;

“SPI Fund Document”

means the document jointly issued in 1997 by the Ministry of Finance and Party A (as a ministerial level enterprise before the industry reorganization in 1998) and its associates relating to the payment of insurance premium by Party B to Party A (Cai Gong Zi [1997] No. 268).

“Properties Lease Agreement”	means the properties lease agreement dated June 3, 2000 (as amended) regarding the lease of certain properties between the Parties; and

“Intellectual Property License Agreements”	means the Trademarks License Agreement, the Computer Software License Agreement, and the Patents and Proprietary Technology License Agreement.

2.                          Conditions and effective date

2.1                              Subject to Clause 2.2, this Agreement shall be effective upon signature and affixture of seals of the Parties.

2.2                              Sections 3 (Supplement to Mutual Supply Agreement) and 4 (Supplement to Community Services Agreement) shall not become effective without approval from independent shareholders of Party B required under the HK Listing Rules in connection with the transactions contemplated thereunder, and shall terminate automatically upon failure to secure such approval on or before October 16, 2012, upon which the duties of the Parties under Sections 3 and 4 shall terminate accordingly (without effect to any liability arising from breach of this Agreement by any Party prior to such termination).

3.                          Supplement to Mutual Supply Agreement

It is agreed by the Parties that on and from January 1, 2013, the term provided under Clause 6.4 of the Mutual Supply Agreement shall be amended to “until December 31, 2015”.

4.                          Supplement to Community Services Agreement

It is agreed by the Parties that on and from January 1, 2013, the term provided under Clause 6.4 of the Community Services Agreement shall be amended to “until December 31, 2015”.

5.                          Representations and Warranties

5.1                              Party A represents and warrants to Party B that:

5.1.1                              Party A is an enterprise duly organized with valid business license.

5.1.2                              Party A has been and is in compliance with laws and regulations in connection with its business operations, and has not engaged in any activities that fall beyond its legitimate business scope.

5.1.3                              Party A has obtained all government approvals, if applicable, and corporate authorities necessary for its authorized representative to sign this Agreement, and is bound by this Agreement upon its signature.

5.1.4                              Execution, delivery and performance of this Agreement is in no breach of any agreement to which Party A is a party or the articles of association of Party A.

5.2                              Party B represents and warrants to Party A that:

5.2.1                              Party B is a joint stock company duly organized with valid business license.

5.2.2                              Party B has been and is in compliance with laws and regulations in connection with its business operations, , and has not engaged in any activities that fall beyond its legitimate business scope.

5.2.3                              Except for the approval of independent directors provided hereunder, Party B has obtained all corporate authorities necessary for its authorized representative to sign this Agreement, and is bound by this Agreement upon its signature.

5.2.4                              Execution, delivery and performance of this Agreement is in no breach of any agreement to which Party B is a party or the articles of association of Party B.

6.                          Governing laws and dispute resolution

6.1                              This Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

6.2                              Any dispute arising from or in connection with Agreement shall be resolved through negotiations. If negotiations fail, any Party may submit such dispute to Beijing Arbitration Commission for arbitration in accordance with its rules then in effect at the time of application for arbitration. The arbitral award shall be final and binding upon the Parties.

(Signatures)

China Petrochemical Corporation
/s/ LI Chunguang

China Petroleum & Chemical Corporation
/s/ WANG Xinhua